Exhibit 99.1

Station Casinos Announces First Quarter 2015 Results

LAS VEGAS--(BUSINESS WIRE)--May 11, 2015--Station Casinos LLC ("Station," "we" or the "Company") today announced the results of its operations for the quarter ended March 31, 2015.

First Quarter Highlights

  Net revenues increased 5% and Adjusted EBITDAM increased 12.5% compared to the prior year period.
  Adjusted EBITDAM margin increased 240 basis points to 36.4% compared to the prior year period.
  Eighth consecutive quarter of year-over-year net revenue growth and sixteenth consecutive quarter of year-over-year Adjusted EBITDAM growth.
  Same-store Las Vegas net revenues increased 4.5% and Adjusted EBITDAM increased 11% compared to the prior year period.
  Native American management fees contributed $14.4 million to Adjusted EBITDAM, an increase of 21% compared to the prior year period.

“We are pleased to report that Station Casinos is off to a strong start in 2015, as net revenues increased 5% and Adjusted EBITDAM increased 12.5% compared to the prior year period,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We generated $124.6 million in Adjusted EBITDAM for the quarter, our sixteenth consecutive quarter of year-over-year growth and our highest reported Adjusted EBITDAM and Adjusted EBITDAM margin since the first quarter of 2008. In addition, our operational strength and efficiencies have led to a 700 basis point improvement in same-store margins from the trough in 2011.”

Results of Operations

The Company’s consolidated net revenues for the quarter ended March 31, 2015 were $342.8 million, an increase of 5% compared to the prior year. Adjusted EBITDAM for the quarter increased $13.8 million, or 12.5%, to $124.6 million. Our Adjusted EBITDAM margin for the quarter was 36.4%, an increase of 240 basis points.

Consumer confidence and spending levels showed further strength during the first quarter which contributed to a 4.5% increase in same-store Las Vegas net revenues compared to the prior year. The revenue increase was broad-based, with growth in casino, hotel and food and beverage. Same-store Las Vegas Adjusted EBITDAM increased 11% and margins rose to 34.6%, a 190 basis point improvement over the prior year. Results from the two Native American properties managed by the Company were also strong on a same-store basis, increasing 21% and contributing $14.4 million to Adjusted EBITDAM.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1.

Balance Sheet Highlights

As of March 31, 2015, the outstanding principal balance of the Company’s long-term debt was $2.0 billion (excluding a non-recourse land loan of $113.7 million) and cash and cash equivalents were $104.7 million. Pursuant to the terms of our credit agreement, we made our annual excess cash flow payment of $61.0 million to our term loan lenders on March 16, 2015. As of March 31, 2015, our debt (net of excess cash) to Adjusted EBITDAM ratio was approximately 4.7 times, excluding the non-recourse land loan.

“Our significant cash flow and disciplined capital programs have allowed us to meaningfully reduce debt and improve leverage over the past several years, positioning our balance sheet as one of the strongest in the gaming industry today,” concluded Mr. Falcone.

Fertitta Interactive

Ultimate Gaming ceased operations in November 2014. The operating results of Fertitta Interactive are presented in discontinued operations for all periods.

Conference Call Information

The Company will host a conference call on May 11, 2015 at 10:00 a.m.. Pacific Time to discuss its first quarter 2015 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 869-3847 or (201) 689-8261 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from May 11, 2015 through May 18, 2015 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, LLC, which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the strength and sustainability of the recovery from the recent economic downturn, and the effects of the economy generally, and in particular in Nevada, on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; the risk that we will not be able refinance our outstanding indebtedness or obtain necessary capital to finance any development or investment projects that we may decide to undertake in the future; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; the impact of general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, on our business and results of operations; the impact of volatility in the capital markets, including fluctuations in interest rates, on our ability to refinance our debt, access additional capital and financial condition generally; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

(1) Adjusted EBITDAM is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDAM is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDAM is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding management fees, non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDAM includes net income from continuing operations plus interest expense, net, depreciation and amortization, management fee expense, preopening expense, share-based compensation expense, write-downs and other charges, net, loss on extinguishment of debt, changes in fair value of derivative instruments, and excludes Adjusted EBITDAM attributable to MPM noncontrolling interests. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as we do, and therefore our measure of Adjusted EBITDAM may not be comparable to similarly titled measures used by other gaming companies.

Station Casinos LLC
Condensed Consolidated Statements of Income
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Operating revenues:
Casino	$234,065	$225,643
Food and beverage	65,226	61,046
Room	31,391	28,380
Other	17,180	17,076
Management fees	19,950	17,386
Gross revenues	367,812	349,531
Promotional allowances	(25,043)	(23,054)
Net revenues	342,769	326,477

Operating costs and expenses:
Casino	85,031	84,966
Food and beverage	41,380	40,099
Room	11,788	11,290
Other	6,132	6,820
Selling, general and administrative	71,247	70,414
Preopening	128	29
Depreciation and amortization	35,157	31,558
Management fee expense	13,592	12,540
Write-downs and other charges, net	3,013	1,525
	267,468	259,241

Operating income	75,301	67,236
Earnings from joint ventures	410	441
Operating income and earnings from joint ventures	75,711	67,677

Other expense:
Interest expense, net	(36,295)	(39,628)
Loss on extinguishment of debt	-	(4,132)
Change in fair value of derivative instruments	(3)	(2)
	(36,298)	(43,762)
Net income from continuing operations	39,413	23,915
Discontinued operations	(132)	(10,328)
Net income	39,281	13,587
Less: Net income (loss) attributable to noncontrolling interests	1,459	(1,697)
Net income attributable to Station Casinos LLC	$37,822	$15,284

Station Casinos LLC
Summary Information and
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDAM
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2015	2014

Net income from continuing operations	$39,413	$23,915
Interest expense, net	36,295	39,628
Depreciation and amortization	35,157	31,558
Management fee expense	13,592	12,540
Preopening	128	29
Share-based compensation	694	766
Write-downs and other charges, net	3,013	1,525
Loss on extinguishment of debt	-	4,132
Change in fair value of derivative instruments	3	2
Other	-	10
Adjusted EBITDAM attributable to MPM noncontrolling interests	(3,664)	(3,283)
Adjusted EBITDAM	$124,631	$110,822

Principal amount of long-term debt at March 31, 2015:
Credit agreement	$1,500,801
Senior notes	500,000
Land loan	113,744
Other	40,347
Total	$2,154,892

CONTACT:
Station Casinos LLC
Marc Falcone, 702-495-3600
Executive Vice President, Chief Financial Officer and Treasurer
or
Lori Nelson 702-495-4248
Vice President of Corporate Communications